Brinker International Announces Executive Leadership Team Appointments
Chief Financial Officer Joe Taylor to Retire at the End of Fiscal 2024
Mika Ware to Succeed as Chief Financial Officer in Fiscal 2025
Chris Caldwell Appointed Chief Information Officer
DALLAS – Feb. 26, 2024 – Brinker International Inc. (NYSE: EAT) today announced updates to its executive leadership team, including the retirement of Joe Taylor, EVP and Chief Financial Officer, the appointment of Mika Ware as SVP and Chief Financial Officer, effective June 27, 2024, and the appointment of Chris Caldwell as SVP and Chief Information Officer, effective Feb. 26, 2024.
Chief Financial Officer Joe Taylor has informed the Company of his intention to retire at the end of the company’s fiscal year in June 2024 after almost 25 years at the company. He will continue to serve the company in a senior advisory role through August 2024 as part of the company’s succession plan. Holding various leadership roles in finance, corporate affairs and communications, Taylor significantly contributed to the Company’s growth, as well as served in industry leadership on the board of directors for the National Restaurant Association and as a trustee for the National Restaurant Association Educational Foundation. As CFO, Taylor has been instrumental in executing the company’s capital allocation strategy and several acquisitions of our largest domestic franchisee operations. His calm and solution-focused approach leadership was critical to Brinker’s success during the company’s navigation of COVID-19, he has been a trusted advisor to leaders throughout the business and has developed an industry-leading finance team at Brinker.
“I am truly grateful for Joe’s strategic leadership, accomplishments, and the finance team he has established and coached. He leaves us in an exceptionally strong position to create long-term growth, and we wish him all the best in his retirement,” said Kevin Hochman, Brinker CEO. “His service as an industry leader and impact as a trusted mentor will live on for years to come.”
Demonstrating the strength and talent within Brinker’s finance team, current VP of Finance, Investor Relations, and Restaurant Development Mika Ware has been appointed SVP, Chief Financial Officer, and will assume the role upon Taylor’s departure at the beginning of fiscal year 2025 on June 27, 2024. Ware started her Brinker journey in 1988 as a Chili’s host and earned her finance degree while working at Chili’s. Over the years, she’s held finance and IR roles of increasing responsibility at the Company and is an expert in Brinker’s business, brands, and the finance organization.
“After a comprehensive search for Joe’s replacement, it became clear the most outstanding candidate was already part of our organization,” said Hochman. “Mika has excelled in every role at Brinker in her 35 years, both in the restaurants and in Brinker leadership. She has an incredible understanding of our key financial disciplines, opportunities, and operations, which made her the perfect choice for CFO to lead us in our next chapter of profitable, sustainable growth.”
Chris Caldwell also joins the company as SVP and Chief Information Officer, effective February 26, 2024. Caldwell is a world-class leader with an impressive background across all functions of IT. He spent 27 years leading technology teams at Yum! Brands, most recently serving for a decade in the role of Chief Technology Officer at KFC, where he helped build a leading technology team, robust tech platforms and an amazing culture. As Brinker’s CIO, Caldwell will lead the IT team and accelerate its progress against the company’s ambitious technology roadmap.
“We couldn’t be more excited to welcome Chris to the Brinker team,” said Hochman. “He has a consistent track record of results and has successfully led a multi-unit restaurant digital transformation similar to what we are undergoing here at Brinker. I’m confident Chris will successfully accelerate our technology strategy to remove friction for both Guests and Team Members and move the needle on profitable growth.”
About Brinker International, Inc. Brinker International, Inc. is one of the world's leading casual dining restaurant companies and home of Chili's® Grill & Bar, Maggiano's Little Italy® and a virtual brand: It's Just Wings®. Founded in 1975 in Dallas, Texas, we've ventured far from home, but stayed true to our roots. Brinker owns, operates or franchises more than 1,600 restaurants in 30 countries and two U.S. territories. Our passion is making people feel special, and we hope you feel that passion each time you visit one of our restaurants or invite us into your home through takeout or delivery. Learn more about Brinker and its brands at brinker.com.